Exhibit 10.1

January 2, 2020

Anant Bhalla

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Dear Anant,

On behalf of American Equity Investment Life Holding Company (the “Company”), the Company’s Board of Directors (the “Board”) is pleased to offer you the position of Chief Executive Officer - Elect and President. This letter establishes the terms of employment with the Company if you accept this offer.

If you accept this offer of employment, your effective start date will be on or before January 27, 2020 (the “effective date”). On the effective date you will be President of the Company and will also become a member of the Board. You will become Chief Executive Officer on or about March 1, 2020. Your Board seat is conditioned upon your continued employment as Chief Executive Officer and President of the Company.

Your annual salary will be $850,000 per year, payable in accordance with the Company’s standard payroll practices and subject to withholding taxes.

You will participate in the Company’s Short-Term Performance Incentive Plan and Long-Term Performance Incentive Plan. Your Short-Term Performance Incentive Plan opportunity is a target bonus of 150% of your base salary and a maximum bonus of 300% of your base salary. The actual bonus paid under the Short-Term Performance Incentive Plan is based upon the Company’s performance against certain annual performance metrics. Your Long-Term Performance Incentive Plan opportunity is an equity grant equal to 275% of your salary.  Further details will be provided upon grant.

You will receive a three-year Change in Control Agreement that will cover your annual base salary and Short-Term Performance Incentive Plan target bonus.

To facilitate your transition to the Company, as of the effective date you will receive the following: (i) a grant of 50,000 stock options with a five year vesting period, and (ii) a grant of restricted stock units with an aggregate value of $500,000, with 50% of such restricted stock units subject to a one year vesting period and 50% of such restricted stock units subject to a two year vesting period. These awards will be subject to the terms set forth in the award agreement as well as the equity incentive plan under which they are granted.

If your employment is terminated by the Company other than for Cause (as defined below), death, or disability you will be eligible to receive severance pay in an amount equal to the sum of (a) twenty-four (24) months of your base salary and (b) your target Short-Term Performance Incentive Plan bonus opportunity for the year in which your employment terminates, subject to payroll withholding and deduction (“Severance Payment”).

In order to receive the Severance Payment, you must have satisfied the “Release Obligation” consisting of your having: (a) signed a general release and waiver of claims in favor of the Company and its affiliates, as part of a termination agreement acceptable to the Company that contains standard provisions including a non-disparagement provision, and (b) allowed the release and waiver to become fully effective without revocation during any applicable revocation period.

Payment of the Severance Payment, if eligible, will be paid in a lump sum and will occur as soon as administratively practicable following employment termination and satisfaction of the Release Obligation.

For purposes of this Agreement, “Cause” means (i) your willful and continued failure to substantially perform your duties with the Company or its affiliates (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) your conviction of, or your entering of a guilty plea or a plea of no contest to, a felony; (iii) the willful engaging by you in illegal conduct or gross misconduct; or (iv) your material failure to comply with the Company’s policies or rules, as in effect from time to time, or any agreement between the Company and you.

This offer is contingent on your commitment to relocate to the Des Moines, Iowa metro area within six months of your effective date. To support your relocation, we will provide reimbursement for the cost of a household goods move inclusive of up to two automobiles. In addition, we are offering a $75,000 (net) relocation bonus, which will be paid out to you upon relocation. Should you voluntarily leave our company within the two-year period following your relocation, you will be required to pay back the reimbursed expenses and relocation bonus in full. In the interim period from the start date of your employment with the Company to the relocation date, the Company will also provide reimbursement for up to six months of temporary housing.

During the term of your employment, you will be entitled to such paid time off, medical and other benefits as the Company may offer from time to time to its executive officers. Additional information on the current benefits and benefit programs is available upon request.

It is the intention of the parties that this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”), and this Agreement will be interpreted in a manner intended to comply with Section 409A. All payments under this Agreement are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv). Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and are not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, your date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date, together with simple interest on the amount of each delayed payment at the U.S. short term applicable federal rate as of the date of the separation from service. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. For purposes of Section 409A, your right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

If you accept our offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you, by the Company, its agents, or representatives, whether orally or in writing, are superseded by and canceled by this offer letter.

This offer is subject to the successful passing of a background investigation. Upon acceptance of our offer, please sign this letter below and return a copy to me. If you have any questions about this offer, please contact me at [ ].

Best regards,

Jennifer Bryant

EVP, Chief Human Resources Officer

American Equity Investment Life Insurance Company

Accepted by: _____________________________________

Date: ___________________________________________